Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-68521, 333-72254, 333-67438 and 333-143811) pertaining to the Schawk, Inc. Employee Stock Purchase Plan, the 1991 Outside Directors’ Formula Stock Option Plan, the 2003 Equity Option Plan (formerly, the 2001 Equity Option Plan) and the 2006 Long-Term Incentive Plan, respectively, of our reports dated March 7, 2013, with respect to the consolidated financial statements and schedule of Schawk, Inc., and the effectiveness of internal control over financial reporting of Schawk, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2012.

[/s/ Ernst & Young LLP]

Chicago, Illinois
March 7, 2013